Exhibit 99.7

Execution Version

FIRST AMENDMENT TO

ACNB BANK

SALARY CONTINUATION AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is adopted, made and agreed to this ___5__ day of ___October___ 2022, by and between ACNB Bank (the “Bank”) and Jason H. Weber (the “Executive”).

WHEREAS, the Bank and the Executive are parties to a Salary Continuation Agreement dated January 31, 2022 (the “Agreement”) which provides deferred compensation benefits to the Executive under certain circumstances. The parties now wish to amend the Agreement pursuant to and as provided by this Amendment.

NOW THEREFORE, in consideration of the mutual promises contained herein, the Bank and the Executive, intending to be legally bound hereby, agree to the following amendment to the Agreement effective as of the date hereof.

Article 7 of the Agreement shall be deleted in its entirety and amended and replaced in its entirety with the following:

Article 7

Amendments and Termination

7.1 Amendments. This Agreement may be amended only by a written agreement signed by the Bank and the Executive. However, the Bank may unilaterally amend this Agreement to conform with written directives from its banking regulators or to comply with changes of law or tax law, including without limitation Section 409A of the Code and any and all Treasury Regulations and guidance promulgated thereunder. Notwithstanding anything in this Agreement to the contrary, the Agreement may be amended by the Bank at any time, if found necessary in the opinion of the Bank, (1) to ensure that the Agreement is characterized as plan of deferred compensation maintained for a select group of management or highly compensated employees as described under ERISA, (2) to conform the Agreement to the requirements of any applicable law or (3) to comply with the written instructions of the Bank’s auditors or banking regulators.

7.2 Plan Termination Generally. This Agreement may be terminated only by a written agreement signed by the Bank and the Executive. Unless otherwise specified herein, the benefit under Section 7.2 shall be the dollar amount that the Bank should have accrued with respect to the obligations hereunder as of the date the Agreement is terminated, the Accrued Benefit as defined in the next sentence. The Accrued Benefit means the dollar value of the liability that should be accrued by the Bank under Generally Accepted Accounting Principles, for the Bank’s obligations to the Executive under the Agreement, calculated by applying Accounting Standards Codification 710-10 or any successor standard or pronouncement thereto. Except as provided in Section 7.3, the termination of this Agreement shall not cause a distribution of benefits under this Agreement. Rather, after such termination, benefit distributions will be made at the earliest distribution event permitted under Article 2 or Article 3.

7.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 7.2 and subject to the requirements of Code Section 409A and Treasury Regulation § 1.409A-3(j)(4)(ix), if this Agreement terminates in the following circumstances:

(a)	Within thirty (30) days before, or twelve (12) months after a change in the ownership or effective control of the Corporation or Bank, or in the ownership of a substantial portion of the assets of the Corporation or Bank as described in Section 409A(2)(A)(v) of the Code, provided that all distributions are made no later than twelve (12) months following such termination of the Agreement and further provided that all the Bank’s arrangements which are substantially similar to the Agreement are terminated so the Executive and all participants in the similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within twelve (12) months of the termination of the arrangements;

(b)	Upon the Bank’s termination of this and all other arrangements that would be aggregated with this Agreement pursuant to Treasury Regulations Section 1.409A-1(c) if the Executive participated in such arrangements (“Similar Arrangements”), provided that (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Bank, (ii) all termination distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and (iii) the Bank does not adopt any new arrangement that would be a Similar Arrangement for a minimum of three (3) years following the date the Bank takes all necessary action to irrevocably terminate and liquidate the Agreement; or

(c)	Within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits paid under the Agreement are included in the Executive’s gross income in the latest of: (i) the calendar year which the termination occurs; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable;

then if this Agreement terminates under Section 7.3(a), the Bank may distribute the actuarial equivalent of the present value of the Change of Control Benefit provided in Section 2.3 using a discount rate of five percent (5%) to the Executive in a lump sum subject to the above terms, or then if this Agreement terminates under Section 7.3(b) or Section 7.3(c), the Bank may distribute the Accrued Benefit, determined as of the date of the termination of the Agreement, to the Executive in a lump sum subject to the above terms.

This Amendment shall constitute an amendment to the Agreement as provided in and pursuant to Section 7.1 of the Agreement.

ATTEST:	ACNB BANK

/s/ Emily E. Berwager	By	/s/ James P. Helt
James P. Helt, President and CEO

WITNESS:	EXECUTIVE

/s/ Jeffrey Schleicher	/s/ Jason H. Weber
Jason H. Weber